Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES FISCAL FOURTH QUARTER AND YEAR END RESULTS
RAISES 2005 NET INCOME AND GROSS MARGIN GUIDANCE

NORCROSS, GA. (July 21, 2004) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and year ended May 31, 2004.

Revenue for the fiscal fourth quarter was a record $30.2 million, up 14.4% from $26.4 million in the same period last year; $1.2 million of the revenue for the quarter just ended came from price increases. Net income for the fourth quarter was $3.4 million versus a net income of $4.2 million for the same quarter last year. Diluted earnings per share totaled $0.11 on 31.6 million weighted average shares outstanding compared with $0.14 on 30.7 million weighted average shares outstanding for the same period last year. The fourth quarter of fiscal 2003 included a one-time income tax benefit from the recognition of the liquidation of an investment in a foreign subsidiary that reduced income tax expense and increased net income by $1.4 million, or $0.05 per diluted share. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was effective for shareholders of record as of June 30, 2004.

Sales of instruments were $2.5 million in the fourth quarter of fiscal 2004, slightly less than the $2.8 million in the fiscal 2003 fourth quarter. Instrument sales are very unpredictable due to the long sales cycle. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as sales was $1.2 million at the end of the 2004 fourth quarter.

Research and development expenses were $1.2 million in the fourth quarter, up 71.9% from $698 thousand in the prior year quarter. Spending on the development of a new third generation instrument targeted for the small to medium hospital market was $400 thousand in the fourth quarter. The total spent on this third generation product during the current year has reached $826 thousand.

For the year, revenues totaled a record $112.6 million, a $13.9 million (14.1%) increase over the prior year. Net income was $12.5 million, a $1.8 million (12.7%) decrease over the prior year. The year-to-year decrease in net income is largely due to the previously mentioned one time income tax benefit realized in the prior year. Diluted earnings per share totaled $0.40 on 31.3 million weighted average shares outstanding for the year 2004, as compared to diluted earnings per share of $0.47 on 30.3 million weighted average shares outstanding for the prior year.

“Our business model continues to produce positive results,” said Edward L. Gallup, Chairman. “Sales have grown as a result of general price increases and instrument placements which added reagent sales. Demand for our Galileo high volume instrument continues to be robust in the European market. Today there are 130 Galileo placements in Europe plus 3 Galileo sold under binding purchase orders that did not meet all of the criteria for revenue recognition during the quarter. In addition we have sold one Galileo each in Japan, Israel and Australia.”

Dr.     Gioacchino De Chirico, President and CEO said, “Two major milestones were accomplished during fourth quarter. First, on April 26, 2004, the FDA cleared Galileo, our flagship second-generation instrument, for marketing in the United States. Second, we successfully completed the consolidation of red cell manufacture and distribution into our Norcross facility in May. These two events are expected to drive revenue growth and margin expansion for years to come. Based on the earlier than expected FDA clearance of the Galileo for marketing within the United States we, are revising our 2005 net income and gross margin guidance upward.”

Commenting further, Dr. De Chirico stated, “research and development expenses are growing as we are making significant progress in developing our third generation instrument which will serve the small to medium hospitals.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $2.8 million, or 15.1%, from $18.5 million in the fourth quarter of 2003 to $21.3 million in the fourth quarter of 2004. Sales of Capture® products increased approximately $0.8 million to $5.9 million, a 15.5% increase over the prior year quarter. Human collagen sales were $459 thousand during the quarter at a gross margin of 20.5%.

-The gross margin on traditional reagents was 58.2% for the current quarter, compared with 58.6% in the prior year quarter. The decrease in gross margin is primarily due to ongoing regulatory costs to support CE marking in Europe. The gross margin on Capture® products was 69.0% for the current quarter, compared with 68.1% in the prior year quarter. Gross margin on Capture® products was lowered by increased sales through the distributor network in Europe at lower gross margins to the Company. However, the Company believes that utilizing distributors established in key European markets is far more advantageous to the Company than developing its own sales and distribution network in these markets.

-For the current fiscal year, sales of traditional reagent products were $80.5 million compared with $72.0 million in the prior year period, an increase of 11.9%. Capture® product sales increased approximately $3.1 million to $21.9 million, an increase of 16.6% over the comparable 2003 period.

-Gross margin on traditional reagents was 59.0% for the year, compared with 59.7% in the prior year. This decrease is due to the previously mentioned requirement to CE mark product for sale in Europe. Gross margin on Capture® products was 64.8%, compared with 68.1% in the prior year. As previously mentioned, this decrease is caused by higher sales through third party distributors.

-Sales of instruments were $2.5 million in the fourth quarter of 2004 compared to $2.8 million in the fourth quarter of 2003. Instrument sales for the fiscal year 2004 grew by approximately $1.7 million to $9.7 million, a 22.1% increase over the prior year. The gross margin on instruments, including the impact of the cost of providing service was 12.8% for the current quarter, compared to (4.6%) for the same quarter last year. Instrument cost of service benefited from fewer service calls during the period. Gross margin for the current year was 4.3% versus 1.3% for the prior year.

-The effect on revenues of the change in the Euro exchange rate was an increase of $0.7 million for the quarter and $4.3 million for the year ended May 31, 2004. The effect on net income of the change in the Euro exchange rate was minor for both the quarter and year ended May 31, 2004, as compared to comparable periods for the prior year.

-Selling, distribution and general and administrative expenses increased by $1.6 million for the 2004 quarter, as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence, and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States. In addition, approximately $235 thousand was spent on Galileo launch expenses in the United States. The effect on operating expenses of the change in the Euro exchange rate was an increase of $0.3 million for the quarter and $2.0 million for the year ended May 31, 2004, as compared to comparable periods for the prior year.

-The effective tax rate was 41.9% in the fourth quarter. A true up of the estimated tax benefit of the 2003 European restructure and adjustments for misapplication of Texas franchise tax rules for fiscal years 2002 and 2003 added $100 thousand and $293 thousand to income tax expense, respectively. In addition, a reserve of $225 thousand was established to recognize that the Company’s state and local tax planning has become more conservative due to increasingly conservative positions taken by the various taxing bodies.

2005 Guidance

The following guidance reflects Immucor’s expectations as of July 21, 2004 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its first quarter earnings announcement, which is tentatively planned for mid-September 2004.

The Company expects revenues for the fiscal year ending May 31, 2005 to range from $127 million to $130 million, an increase of approximately 14% to 17% over fiscal 2004 revenues. Gross margin is expected to be in the range of 55.5% to 56.5% with human collagen sales reducing gross margin by 0.5%. Net income is expected to be in the range of $20.3 million to $21.3 million, an approximate 63% to 70% increase over fiscal 2004. We expect to generate record earnings per diluted share in the range of $0.64 to $0.67 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of ABS2000 in the United States, the continuing sales of the Galileo instrument in Europe and new Galileo sales in Japan and the United States, the associated reagent growth associated with these instrument placements, and sales of the human collagen product. The Company has also assumed 2005 sales of human collagen to range between $3.0 million and $4.0 million.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued but that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares, in compliance with applicable accounting rules.

Immucor, Inc. will host a conference call July 21, 2004 at 11:00 a.m. (EST) to review the results. Investors are invited to participate in this conference call with Edward L. Gallup, Chairman, Dr. Gioacchino De Chirico, President and Chief Executive Officer and Steven C. Ramsey, Vice President and Chief Financial Officer. The call will focus on the results for the fourth quarter, general business trends, and the Company’s outlook for fiscal 2005. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Ramsey during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-800-642-9808. Replays of the conference call will be available for one week beginning at 2:00 PM on July 21 by calling 1-800-642-1687 and entering conference ID 6419915. Beginning July 28, 2004, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2004	2003	2004	2003

NET SALES	$ 30,212,512	$ 26,417,684	$ 112,557,916	$ 98,647,794

COST OF SALES	13,337,422	12,215,100	50,368,849	42,790,100

GROSS PROFIT	16,875,090	14,202,584	62,189,067	55,857,694

OPERATING EXPENSES:
Research and development	1,154,102	698,092	3,749,158	2,051,055
Selling and marketing	4,463,263	3,594,516	16,203,274	13,808,386
Distribution	2,199,050	1,783,213	8,467,845	6,972,373
General and administrative	3,215,634	2,928,136	11,697,413	10,353,824
Amortization expense	93,079	53,125	369,361	368,374

	11,125,128	9,057,082	40,487,051	33,554,012

INCOME FROM OPERATIONS	5,749,962	5,145,502	21,702,016	22,303,682

OTHER:
Interest income	28,257	17,762	41,039	126,838
Interest expense	(80,512)	(497,467)	(881,527)	(2,406,370)
Other, net	124,668	89,820	(597,959)	158,348

	72,413	(389,885)	(1,438,447)	(2,121,184)

INCOME BEFORE INCOME TAXES	5,822,375	4,755,617	20,263,569	20,182,498

INCOME TAXES	2,440,437	530,284	7,725,763	5,812,711

NET INCOME	$ 3,381,938	$ 4,225,333	$ 12,537,806	$ 14,369,787

EARNINGS PER SHARE

Per common share	$ 0.11	$ 0.15	$ 0.42	$ 0.51

Per common share - assuming dilution	$ 0.11	$ 0.14	$ 0.40	$ 0.47

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	29,940,819	28,780,964	29,505,115	28,202,603

Diluted	31,599,566	30,716,556	31,329,299	30,314,694

IMMUCOR, INC
Selected Consolidated Balance Sheet Items
	May 31, 2004	May 31, 2003
Cash	$ 15,697,082	$ 11,183,317
Accounts receivable – trade	26,533,796	25,693,973
Inventory	20,160,858	16,921,216
Total current assets	68,623,081	61,882,312
Property and equipment-net	22,846,358	21,051,235
Total assets	124,416,827	116,886,192

Current portion-Long-Term Debt and Capital Leases	5,695,813	7,909,650
Accounts payable	8,116,645	7,949,590
Total current liabilities	20,215,630	21,010,635
Long-term debt and other liabilities	11,248,098	22,180,080
Shareholders' equity	92,953,099	73,695,477